Exhibit 99.1

Contact: Peter Murphy	FOR IMMEDIATE RELEASE
(860) 728-7977	www.utc.com

 GREGORY HAYES TO BECOME UTC VICE PRESIDENT, CONTROLLER;
UTC NAMES DAVID NORD CFO AT ITS HAMILTON SUNDSTRAND UNIT

HARTFORD, Conn., March 5, 2003 - Gregory Hayes today was named vice president and controller for United Technologies Corp. (NYSE: UTX) reporting to the corporation's Vice Chairman and CFO Stephen Page. In a related move, David Nord today was named vice president of finance and chief financial officer at UTC's Hamilton Sundstrand unit. He will report to Hamilton Sundstrand President Ron McKenna. Both appointments will be effective April 1.

Hayes, 42, has been vice president, financial planning and analysis and treasury at Hamilton Sundstrand since January 2002. Previously he was Hamilton Sundstrand's controller, aerospace, and director financial planning and analysis. He joined the company in 1989 from Arthur Andersen & Co. He earned a bachelor's degree in economics from Purdue University and is a Certified Public Accountant.

Nord, 45, has been UTC's vice president and controller since October 2000, and previously was acting controller and assistant controller. He joined the corporation in 1996. Previous to joining UTC, Nord served as corporate controller at the Pittston Co. and a senior manager at Deloitte & Touche. He holds a bachelor's degree in accounting from the University of Hartford and is a Certified Public Accountant. At Hamilton Sundstrand he succeeds Todd Kallman, who recently was appointed UTC's vice president, corporate strategy and development.

United Technologies Corp., based in Hartford, Conn., provides a broad range of high technology products and support services to the buildings systems and aerospace industries worldwide.

This release includes "forward looking statements" that are subject to risks and uncertainties. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and some other important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see UTC's SEC filings as updated from time to time, including, but not limited to, the discussion included in the Business section of UTC's Annual Report on Form 10-K under the headings "Description of Business by Segment" and "Other Matters Relating to the Corporation's Business as a Whole" and the information included in UTC's 10-K and 10-Q reports under the heading "Management's Discussion and Analysis of Results of Operations and Financial Position."

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